Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (this “License Agreement”) is made and entered into as of August 3, 2023 (the “Effective Date”), by and between RespireRx Pharmaceuticals Inc., a Delaware corporation (the “Licensor”), on the one hand, and ResolutionRx Ltd, a company organized under the laws of Australia (the “Licensee”), on the other hand. For convenience, Licensor and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Licensor is a pharmaceutical company and has developed certain Intellectual Property (as defined below) in connection with its business and operations.

WHEREAS, Licensee is a wholly-owned subsidiary of Licensor, and wishes to receive from Licensor, and Licensor wishes to grant to Licensee, an exclusive license to use and exploit the Licensed IP (as defined below), pursuant to the terms and conditions herein.

WHEREAS, in exchange for the license granted by Licensor to Licensee pursuant to this License Agreement and the sublicense granted by Licensor to Licensee pursuant to that certain Sublicense Agreement dated as of August 3, 2023 (the “Sublicense Agreement”), Licensee agreed to provide to Licensor an amount of shares defined in that certain Share Purchase Agreement dated as of August 3, 2023 (the “Share Transfer”).

NOW, THEREFORE, in consideration of US $1.00 and the Share Transfer, and the terms and conditions contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are acknowledged by the Parties, the Parties hereto covenant and agree as follows:

1. Definitions.

a. “Intellectual Property” as used herein shall mean all tangible and intangible intellectual property, including (without limitation): (i) any and all ideas, inventions, designs, discoveries, improvements, secret processes, formulas, methods, arts, compositions or appliances, whether patentable or not (collectively, the “Know-how”); (ii) all technical data, trade secrets, documentation, plans, specifications, drawings, sketches, designs, details of equipment, manufacturing processes, whether relating directly or indirectly to the Know-how; (iii) patents, patent applications and statutory invention registrations, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith (collectively, the “Patents”); (iv) trademarks and service marks, trade names, logos, designs, trade dress, slogans, business names, corporate names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (v) copyrights, works of authorship and other copyrightable material, mask works and designs, domain names, websites, and all applications, registrations, and renewals in connection therewith; (vi) software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation), (vii) social media rights, (viii) all other proprietary rights; and (ix) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

b. “Licensed IP” as used herein shall mean all Intellectual Property owned by Licensor (whether now existing or hereafter acquired), including (without limitation) the Intellectual Property set forth on Schedule A, attached hereto, and including all modifications, enhancements, improvements or derivative works of any of the foregoing.

c. “Patent Rights” means the patent application in Schedule A and any future patent applications stemming from the Licensed IP.

d. “Patent Costs” means out-of-pocket expenses incurred prior to and during the term of this Agreement in connection with the preparation, filing, prosecution and maintenance of the patent applications and patents under the Licensed IP. Such Patent Costs include without limitation the fees and expenses of attorneys and patent agents, filing fees and maintenance fees, but exclude costs involved in any patent infringement claims.

2. License Grant.

a. Subject to the terms and conditions of this License Agreement, Licensor hereby grants to Licensee an exclusive, worldwide and royalty-free license during the Term to use and exploit the Licensed IP in connection with Licensee’s business and operations, including commercial and non-commercial purposes, with the exception that Licensor shall have the exclusive right to use the technology described in the Licensed IP for non-cannabinoid products. Licensee shall use its best efforts to commercialize the Licensed IP.

b. Licensee shall not sublicense any of its rights and/or obligations under this License Agreement without the prior written consent of Licensor, except to contract manufacturers, distributors and other third parties engaged by Licensee pursuant to the normal course of Licensee’s business (the “Sublicensees”) on terms consistent with and not in conflict with this License Agreement, and in no event less protective of Licensor’s rights than those set forth herein. Such agreements with Sublicensees shall terminate upon termination of this License Agreement.

3. Prosecution and Maintenance of Patent Rights

a. During the term of this Agreement, and subject to the provisions of this Section 3 (including, for the avoidance of doubt, Licensee’s rights under Section 3b), Licensor shall be responsible for prosecuting and maintaining the patent applications and patents under the Licensed IP. Licensee shall pay promptly when due, or at Licensor’s option promptly reimburse Licensor for, all Patent Costs incurred by Licensor with respect to the Patent Rights in each jurisdiction in the Territory. At Licensee’s request, Licensor shall use its reasonable efforts to provide Licensee with copies of all official actions and other communications received by Licensor or its patent counsel, or submitted by Licensor or its patent counsel, from or to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to the Patent Rights.

b. Licensee at its option may control prosecution and maintenance of Patent Rights. Licensee shall advise Licensor of its exercising of this option to control prosecution and maintenance of Patent Rights in writing to the notice address provided in this Agreement. Licensee shall choose patent counsel reasonably acceptable to Licensor and Licensor’s consent to Licensee’s choice of patent counsel shall not be unreasonably withheld. In the event Licensee exercises such option, Licensee shall timely provide Licensor with a copy of all official actions and other communications received by Licensee (or its patent counsel) or submitted or proposed to be submitted by Licensee (or its patent counsel) from or to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to Patent Rights no later than fourteen (14) days prior to any filing. Licensor shall have the right to review and comment upon such official actions and other communications and Licensor’s reasonable recommendations will be implemented to the extent practical. In the event Licensee exercises its option to control prosecution and maintenance of Patent Rights, Licensee shall be solely responsible for paying all Patent Costs, and in the event this Agreement terminates, Licensee shall be solely responsible for paying all patent expenses accrued from the date it exercises such option to the date of termination. In the event Licensor pays any patent expenses following Licensee’s exercise of its option to control prosecution and maintenance of Patent Rights, Licensee shall reimburse Licensor for all such expenses pursuant to this Section 3 of this Agreement; provided, however, that following Licensee’s exercise of its option to control prosecution and maintenance of Patent Rights, Licensor shall not incur any such patent expenses without Licensee ‘s written approval. All communications between Licensee and Licensor contemplated in this Section 3 shall be governed by the confidentiality provisions in Section 4 of this Agreement. Licensee agrees to seek and maintain the strongest and_broadest claims practical and shall not abandon any of Licensor’s rights without giving Licensor at least thirty (30) days written notice in advance of the date on which action is necessary to avoid such coverage being deemed abandoned. Licensor shall have the option of continuing to prosecute or maintain such Patent Rights at its own expense, and such Patent Rights shall be removed from the grant of rights provided herein. Upon termination of this Agreement for any reason , control of prosecution and maintenance of all Patent Rights shall immediately revert to Licensor. In the event Licensee fails to provide Licensor with copies of all official actions and other communications received by Licensee (or its patent counsel) or submitted or proposed to be submitted by Licensee (or its patent counsel) from or to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to Patent Rights in a timely manner, or fails to provide Licensor with an opportunity to review and comment upon such official actions and other communications, Licensor shall have the right to immediately resume control of prosecution and maintenance of all Patent Rights, and Licensor may exercise such right by providing written notice to Licensee, such control reverting to Licensor immediately upon written notice to Licensee. In the event Licensee materially breaches any other provision of this Agreement, in lieu of terminating the Agreement, Licensor shall have the right to immediately resume control of prosecution and maintenance of all Patent Rights, and Licensor may exercise such right by providing written notice to Licensee, such control reverting to Licensor immediately upon written notice to Licensee.

c. Interferences.

Each party will give the other party written notice promptly upon the declaration of any interference involving any of the Patent Rights. In cases where the Licensor controls prosecution and maintenance of the Patent Rights, Licensor will have the sole and exclusive right to determine whether and in what manner to proceed in such interference. In cases where Licensee controls prosecution and maintenance of the Patent Rights, Licensee will have the sole and exclusive right to determine whether and in what manner to proceed in such interference. If the party controlling prosecution and maintenance of the Patent Rights fails to contest the interference, such party will promptly notify the other party. Such other party agrees that it will not (and in the case where Licensee is such other party, will not permit any Sublicensee to), directly or indirectly initiate, support, or without the express written consent of the controlling party participate in, any interference involving any of the Patent Rights.

4. Confidentiality

a. Subject to Section 4b below, Licensee agrees to treat (and agrees to cause its Sublicensees to treat) as confidential all unpublished information with respect to the Patent Rights and Technical Information. Licensee further agrees to treat (and agrees to cause its Sublicensees to treat) Agreement as confidential. Licensee shall take, and shall cause its Sublicensees to take, such actions as the Licensor may reasonably request from time to time to safeguard the confidentiality of any Licensor information which Licensee has an obligation to keep confidential pursuant to this Section 4. Licensor acknowledges that Licensee may find it beneficial to disclose unpublished information provided by Licensor during the conduct of Licensee’s business. Under such circumstances, Licensee may make such information available to third parties, provided that Licensee shall first obtain from the recipient(s) a fully-executed confidentiality agreement which is at least as protective of the Licensor’s proprietary or confidential information as the confidentiality agreement Licensee employs to protect its own proprietary and confidential information, which shall be no less protective than industry standards for valuable confidential information.

b. Licensee shall not be bound by the provisions of Section 4a with respect to information which (i) was previously known to the Licensee at the time of disclosure, as evidenced by the Licensee’s written records, (ii) is in the public domain at the time of disclosure, (iii) becomes a part of the public domain after the time of disclosure, other than through disclosure by Licensee or a Sublicensee or a third party who is under an agreement of confidentiality with respect to the subject information, (iv) is independently developed without utilization of the proprietary information, as evidenced by the Licensee’s written records, or (v) is required to be disclosed by law, regulatory authority, or court order.

c. The obligations of Licensee under Sections 4(a), (b) and (c) shall survive the expiration or earlier termination of all or any part of this Agreement.

4. Ownership and Quality Control.

a. Licensee acknowledges that, as between Licensor and Licensee, Licensor is the owner of all right, title and interest in and to the Licensed IP, including all modifications, enhancements, improvements or other derivative works thereto (the “Modifications”), each of which shall be Licensed IP immediately upon their creation, regardless of whether created by Licensor or Licensee, and that all such right, title, and interest shall remain with Licensor. All goodwill arising from Licensee’s use of the Licensed IP shall inure solely to the benefit of Licensor. Licensee agrees to use the Licensed IP in a manner that (i) does not, or is not reasonably expected to, dilute, tarnish, disparage, diminish the goodwill or quality of, or be detrimental on or otherwise reflect adversely on Licensor, any of its products, materials or services, or the Licensed IP, (ii) is consistent with Licensee’s past standards and practices with which such Licensed IP have been used, and (iii) complies with all applicable state, federal or foreign laws. Licensor shall have the right to exercise quality control over the Licensed IP to the degree necessary to maintain the validity of the Licensed IP and to protect Licensor’s goodwill associated therewith.

b. Licensor shall have the right in its sole discretion, but not obligation, to maintain the Licensed IP, including the Patents included in the Licensed IP (the “Licensed Patents”) and to file any additional applications directed to any Modifications.

5. Infringement. Licensee shall promptly notify Licensor of any actual or potential infringement, counterfeiting, or other unauthorized use of the Licensed IP by any other person or entity of which Licensee becomes aware. Licensor shall have the right, but not obligation, in its sole discretion, to enforce its rights in the Licensed IP, including to bring action with respect to any infringement of the Licensed IP.

6. Term and Termination.

a. With respect to the Licensed Patents, the term of this License Agreement shall commence as of the Effective Date and shall be effective until the last of the Licensed Patents expires (the “Patent Term”).

b. With respect to the Licensed IP but excluding the Licensed Patents, the initial term of this License Agreement shall commence as of the Effective Date and shall be effective for a period of two (2) years (the “Initial Term”) and shall automatically be renewed for successive annual terms (each a “Renewal Term”) unless Licensee gives written notice to the Licensor of its intent not to renew at least sixty (60) days prior to the end of the Initial Term or then current Renewal Term, as applicable (the Patent Term, Initial Term and all Renewal Terms, if any, are hereinafter referred to collectively as the “Term”).

c. Without prejudice to any rights that have accrued under this License Agreement or any of its rights or remedies, either Party may terminate this License Agreement immediately by giving written notice to the other Party (i) if the other Party commits a material breach of any a term of this License Agreement and the breaching Party fails to remedy or cure such breach within a period of thirty (30) days after being notified in writing to do so, or (ii) if the other Party commits a material breach of any a term of the Sublicense Agreement and the breaching Party fails to remedy or cure such breach within a period of thirty (30) days after being notified in writing to do so.

d. Upon termination of this License Agreement, (i) any and all rights granted to Licensee hereunder shall automatically and immediately cease and revert to Licensor; and (ii) within a reasonable period of time for Licensee to wind down use of the Licensed IP, Licensee shall cease all use of the Licensed IP.

7. Indemnification.

a. Licensor shall indemnify Licensee and its affiliates against all damages and liabilities owed by Licensee to a third-party pursuant to a resulting judgment or settlement in connection with, as a result of, or arising from any suits or claims brought by such third-party (including reasonable legal costs and expenses incurred by Licensee and/or its affiliates in connection therewith) for infringement of such third-party’s Intellectual Property rights by Licensee’s use of the Licensed IP as permitted under this License Agreement.

b. Licensee shall indemnify Licensor and its affiliates against all damages and liabilities owed by Licensor to a third-party pursuant to a judgment or settlement in connection with, as a result of, or arising from any suits or claims brought by such third-party (including reasonable legal costs and expenses incurred by Licensor and/or its affiliates in connection therewith) for Licensee’s breach of any terms of this License Agreement.

8. Assignment. Neither Party shall transfer or assign, by operation of law or otherwise, this License Agreement without the prior written consent of the other Party.

9. Relationship. No provisions contained herein shall be deemed to create any relationship between the Parties other than the relationship of Licensor and Licensee, as provided in this License Agreement.

10. Governing Law. This License Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with Delaware law, without regard to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction).

11. Further Assurances. The Parties shall do and cause to be done all such acts, matters and things and shall execute all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under this License Agreement.

12. No Waiver. No failure or delay by a Party to exercise any right or remedy provided under this License Agreement or by law shall constitute a waiver of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

13. Severability. Each provision of this License Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this License Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this License Agreement shall remain in full force and effect.

14. Counterparts. This License Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original. This License Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

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Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this License Agreement as of the Effective Date.

LICENSOR:

RESPIRERX PHARMACEUTICALS INC.

By:	/s/ Jeff Eliot Margolis
Name:	Jeff Eliot Margolis
Its:	SVP, CFO, Treasurer and Secretary

LICENSEE:

RESOLUTIONRX LTD.

By:	/s/ Michael Burfield
Name:	Michael Burfield
Its:	Director

[Signature Page to License Agreement]

SCHEDULE A

Patent Family: Dronabinol Formulations [DRNB]

RespireRx IP Patent Summary DRONABINOL

Title: Lipid Nanoparticle Compositions and Methods for Formulating Insoluble Drugs

Inventors: Lippa

Serial Number: PCT/US2023/015875

Priority Date: 22 Mar 2022

International Filing Date: 22 Mar 2023

ABSTRACT: The present invention provides compositions and methods for formulating insoluble drugs using lipid nanoparticles.

Title: Controlled, Low Dose Cannabinoid Compositions And Methods For Treatment Of Cannabinoid-Sensitive Disorders Low Dose Cannabinoid Medicaments

Inventors: CARLEY; LETENDRE

PCT/US2011/061490 [FD: 18 Nov 2011]

US-CON No. 17/471,102

US Patent – Not Yet Issued

File Date: 26 Jan 2021

Priority Date: 18 Nov 2010

Expire Date: 18 Nov 2031

ABSTRACT: The present invention provides methods for treating cannabinoid-sensitive disorders with a low dose oral cannabinoid which results in a delivery of a therapeutic level during an extended clinically-relevant therapeutic window. These methods provide therapeutic dosing while maintaining safe, side effect sparing levels of cannabinoid.

Title: Novel Dosage Forms and Methods For Extended, Low-Dose Delivery Of Cannabinoids

Inventors: CARLEY; LETENDRE

US 17/571,508

US Patent – Not Yet Issued

File Date: 9 Jan 2021

Priority Date: 26 Jan 2021

Expire Date: 26 Jan 2041

ABSTRACT: The present invention provides methods for treating cannabinoid-sensitive disorders with a low dose oral cannabinoid which results in a delivery of a therapeutic level during an extended clinically-relevant therapeutic window. These methods provide therapeutic dosing while maintaining safe, side effect sparing levels of cannabinoid.

Title: Functional Role For Cannabinoids In Autonomic Stability During Sleep

Inventors: CARLEY; RADULOVACKI

PCT/US2002/010876 [FD: 2 Apr 2002]

US Patent 7,705,039

US 10/472,136

Title: Method For Treating Sleep Apnea

File Date: 8 Apr 2002

Issue Date: 27 Apr 2010

11.5 Yr. Renewal: 27 Apr 2022

Expire Date: 27 Nov 2025

PTA – 1329 Days

ABSTRACT: A method of ameliorating a sleep-related breathing disorder via administration of at least one cannabimimetic agent, such as oleamide or ∆9 THC, to an individual in need of treatment.

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